EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Fifth Consecutive Quarter of Sales Growth
and Fiscal 2005 First-Quarter Net Earnings of $1.6 million

Consolidated Sales Increase 2.5 percent and
Retail Division Reports Profit from Operations

GRAND RAPIDS, MICHIGAN-July 21, 2004-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2005 first quarter ended June 19, 2004.

Consolidated net sales for the 12-week first quarter increased 2.5 percent to $474.3 million from $462.6 million in the corresponding 12-week period last year. The improvement is the fifth consecutive quarter of year-over-year consolidated net sales growth. Operating earnings improved to $4.9 million compared to an operating loss of $(0.9) million in last year's first quarter. The operating earnings improvement was due primarily to lower operating expenses and higher year-over-year sales volumes in the retail and distribution businesses. Last year's first quarter included non-recurring charges totaling approximately $2.0 million related to the retirement of the Company's former Chief Executive Officer and severance related to overhead reduction initiatives.

Net earnings for the first quarter increased to $1.6 million, or $0.08 per diluted share compared to a net loss of $(6.1) million, or $(0.31) per diluted share, in last year's first quarter. First-quarter net earnings includes a loss from discontinued operations of $(0.1) million, which compared with a net loss from discontinued operations of $(3.0) million, or $(0.15) per diluted share, in last year's first quarter.

"Our steady financial and operational progress continued this quarter, making it our fifth consecutive quarter of sales growth and third consecutive quarter of improved operating earnings," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "During the first quarter, we achieved our goal of returning the retail division to operating profitability and reported solid sales and profit growth in both our retail and distribution divisions. This improvement was driven by our continued emphasis on sales growth and cost containment. Fiscal 2005 is off to an excellent start and we are on track to achieve further financial improvements during the year."

Total gross margin dollars increased by approximately $1.1 million due to improved sales volumes. The gross margin rate, however, declined 20 basis points to 18.1 percent compared with 18.3 percent in last year's first quarter. The decrease in gross margin percentage was due primarily to a change in timing of new product initiatives at our distribution division and a sales mix change, as a higher percentage of consolidated sales were from the lower margin distribution division. The overall gross margin decrease was partially offset by higher retail gross margins primarily at the Pharm stores as a result of more refined promotional strategies, and the introduction of new marketing and merchandising programs.

Operating expenses declined 5.4 percent to $81.0 million from $85.7 million in last year's first quarter. As a percentage of sales, operating expenses declined 140 basis points to 17.1 percent compared with 18.5 percent in the corresponding quarter last year. The decline in operating expenses as a percentage of sales was due primarily to productivity and cost containment initiatives, the cycling of the previously mentioned retirement and severance cost, lower depreciation expense, and improved fixed cost leverage from higher sales volumes.

Operating Segments

Retail net sales increased 0.6 percent to $213.5 million from $212.3 million in last year's first quarter. Comparable store sales increased 1.0 percent for the quarter, representing the fifth consecutive quarter of comparable store sales growth. Comparable store sales include a 0.4 percent increase due to the recording of bottle deposits as a liability when sold and an asset when returned, rather than a net reduction in sales as was done in fiscal 2004. The change has no effect on reported gross margin dollars. Strong first quarter retail supermarket sales were partially offset by lower prescription sales at our pharmacies due to an increase in direct mail order prescription fulfillment resulting from a United Auto Workers cost containment initiative and lower than expected sales at the Company's Pharm stores. Pharm store sales were also affected by the cycling of heavy promotional activity and the transfer of business that followed the closure of Food Town stores last year. The retail segment reported operating earnings of $0.1 million compared to a $(3.0) million operating loss in the corresponding period last year. Higher retail sales, gross margin rates and better expense control led to the improvement in operating earnings.

Distribution net sales increased 4.2 percent to $260.8 million from $250.3 million in last year's first quarter. Operating earnings improved to $4.7 million compared with $2.1 million in last year's first quarter. The improvement in operating earnings was due primarily to higher sales volumes, improved product offerings and better fixed cost leverage from an increase in sales volume.

Balance Sheet

Total long-term debt (including current maturities) declined $18.7 million, or 14.5 percent, to $110.1 million as of June 19, 2004 from $128.8 million at the end of fiscal 2004. The Company's investment in working capital declined 40.3 percent to $23.4 million at June 19, 2004 from $39.3 million at March 27, 2004. The lower working capital investment was due primarily to the timing and mix of accounts payable balances and the Company's continued effort to more efficiently manage operating assets.

Outlook

"Our fundamental change to a consumer centric business strategy is producing the favorable financial and product demand result that we anticipated," continued Mr. Sturken. "We believe that we have untapped growth opportunities and significant potential to improve our category management practices. We expect to have all major product categories operating under the new practices by fiscal 2005 year end. In addition, we expect to complete store product flow and merchandise resets at 13 additional supermarkets in fiscal 2005.

"Our private label products, some of the most widely recognized in the state of Michigan, also represent significant growth potential and will be a major focus in fiscal 2005. These products offer outstanding value for both retail and distribution customers and we intend to aggressively pursue incremental business in this area.

"We believe that the opportunity to increase sales penetration with our existing distribution customers remains strong. We will continue to work with our customers to meet the challenges of today's competitive retail environment. Sharing our successful retail merchandising and category management practices with customers and improving our collective buying practices will improve sales and help us to gain recognition as a true value-added distributor."

The Company reiterated its expectation for fiscal 2005 consolidated net sales to improve between 1.0 and 3.0 percent with comparable store sales ranging from flat to an increase of 1.5 percent. Consolidated gross margin as a percentage of sales is expected to be slightly higher than fiscal 2004's level by fiscal 2005 year end. Operating expenses in total and as a percentage of sales are expected to be lower than in fiscal 2004. Fiscal 2005's depreciation expense and capital expenditures are expected to be approximately $23 million each.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 22, 2004. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "anticipates", "believes", "looks forward", "plans", "estimates", "intends", has "priorities", "objectives", or an "outlook" that a particular occurrence "will", "may", "could" or "should" occur; or that there is "progress", "momentum", "indications" or "on track" toward a particular result or occurrence; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our continuing ability to strengthen retail store performance, improve sales growth, increase gross margin, reduce operating cost structures, improve financial and operational performance, satisfy contractual requirements and conditions, sell assets that are held for sale on favorable terms, continue trends, meet the requirements of our debt covenants, and implement other programs, plans, strategies, objectives, goals or expectations will be affected by many factors, including changes in economic conditions and competition, changes in the food and distribution industries; sales volume changes, loss of customers or suppliers, changes in the interest rate environment, and labor shortages, stoppages or unrest. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	First Quarter Ended (Unaudited)
	(12 weeks) June 19, 2004	(12 weeks) June 21, 2003

Net sales	$474,325	$462,569
Cost of sales	388,425	377,806
Gross margin	85,900	84,763

Operating expenses
Selling, general and administrative	75,801	79,574
Depreciation and amortization	5,222	6,081
Total operating expenses	81,023	85,655

Operating earnings (loss)	4,877	(892)

Non-operating expense (income)
Interest expense	2,292	3,970
Interest income	(47)	(135)
Other, net	18	45
Total non-operating expense, net	2,263	3,880

Earnings (loss) before income taxes and discontinued operations	2,614	(4,772)
Income taxes	915	(1,682)

Earnings (loss) from continuing operations	1,699	(3,090)

Loss from discontinued operations, net of taxes	(146)	(3,027)

Net earnings (loss)	$1,553	$(6,117)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.08	$(0.16)
Loss from discontinued operations	(0.00)	(0.15)
Net earnings (loss)	$0.08	$(0.31)

Weighted average number of shares outstanding:
Basic	20,253	19,977
Diluted	20,468	19,977

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 19, 2004	March 27, 2004
ASSETS
Current assets
Cash and cash equivalents	$12,236	$12,838
Accounts receivable, net	41,749	39,732
Inventories	91,973	97,771
Other current assets	16,806	15,931
Property and equipment held for sale	4,223	4,051
Total current assets	166,987	170,323

Other assets
Goodwill, net	72,105	72,105
Deferred taxes on income	25,673	25,147
Other	14,581	16,438
Total other assets	112,359	113,690

Property and equipment, net	107,657	108,437
Total assets	$387,003	$392,450

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$90,174	$75,206
Accrued payroll and benefits	19,878	24,374
Insurance reserves	6,993	7,009
Other accrued expenses	22,401	20,291
Current maturities of long-term debt	4,117	4,177
Total current liabilities	143,563	131,057

Other long-term liabilities	29,753	31,110

Long-term debt	105,980	124,616
Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,445 and 20,092 shares outstanding	117,843	116,666
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(869)	(179)
Accumulated other comprehensive loss	(182)	(182)
Accumulated deficit	(9,085)	(10,638)
Total shareholders' equity	107,707	105,667
Total liabilities and shareholders' equity	$387,003	$392,450

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	First Quarter Ended
	(12 Weeks)	(12 Weeks)
	June 19, 2004	June 21, 2003

Net cash provided by operating activities	$23,013	$3,191

Net cash used in investing activities	(4,346)	(1,642)

Net cash used in financing activities	(18,236)	(13,166)

Net cash (used in) provided by discontinued operations	(1,033)	6,982

Net decrease in cash and cash equivalents	(602)	(4,635)

Cash and cash equivalents at beginning of period	12,838	23,306

Cash and cash equivalents at end of period	$12,236	$18,671

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)

	First Quarter Ended (Unaudited)
	(12 weeks) June 19, 2004	(12 weeks) June 21, 2003
Retail Segment:

Net sales	$213,511	$212,273
Operating earnings (loss)	$138	$(2,987)

Grocery Distribution Segment:

Net sales	$260,814	$250,296
Operating earnings	$4,739	$2,095